EXHIBIT 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

between

SILICON VALLEY BANK

and

QUICKLOGIC CORPORATION

June 20, 2003

i

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated June 20, 2003, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and QUICKLOGIC CORPORATION, a Delaware corporation (“Borrower”), whose address is 1277 New Orleans Drive, Sunnyvale, CA  94089-1138, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.

RECITALS

WHEREAS, Borrower and Bank have previously entered into that certain Loan and Security Agreement, dated as of June 28, 2002 (the “Prior Agreement”).

WHEREAS, Borrower and Bank desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, Borrower and Bank hereby amend and restate the Prior Agreement as follows:

1.                                       ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.                                       LOAN AND TERMS OF PAYMENT

2.1                                 Credit Extensions.

Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest due on the unpaid principal amount of the Credit Extensions.

2.1.1                        Formula Revolving Advances.

(a)                                  Formula and Non-Formula Advances.

(i)                                     Formula Advances. If at any time, and so long as, the then outstanding Revolving Obligations are less than or equal to the Formula Line Availability, Bank will make advances (“Formula Advances”) not exceeding the amount calculated as the lesser of (A) the Committed Formula Revolving Line minus the sum: (x) FX Reserve, plus, (y) the aggregate amounts deemed outstanding under the sublimit described in Section 2.1.5, (the “CMS Reserve”), plus (z) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (the “L/C Reserve”) or (B) the Borrowing Base minus the sum of: (x) FX Reserve, plus, (y) the CMS Reserve, plus, (z) the L/C Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(ii)                                  Non-Formula Advances.  If at any time, and so long as, the then outstanding Revolving Obligations maximize the Formula Line Availability, Bank will make

Advances (“Non-Formula Advances”) not exceeding the amount calculated as the Committed Non-Formula Revolving Line minus the sum of any portion of the following not reserved against the Formula Line Availability: (x) FX Reserve, plus, (y) the CMS Reserve, plus, (z) the L/C Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b)                                 All Advances and reserves shall be applied first to the Committed Formula Revolving Line and only after the Formula Line Availability has been exhausted, second to the Committed Non-Formula Revolving Line.  In the event that Formula Line Availability increases, Advances and reserves under the Committed Non-Formula Revolving Line shall automatically convert as follows until Formula Line Availability has been exhausted:  (i) first, any outstanding Non-Formula Advances shall convert to Formula Advances until all such Non-Formula Advances have been so converted; (ii) second, the L/C Reserve reserved against the Non-Formula Revolving Line shall be converted to L/C Reserve reserved against Formula Line Availability until all such reserves have been so converted; (iii) third, the CMS Reserve reserved against the Committed Non-Formula Revolving Line shall be converted to CMS Reserve reserved against Formula Line Availability until all such reserves have been so converted; and (iv) fourth, the FX Reserve reserved against the Committed Non-Formula Line shall be converted to FX Reserve reserved against Formula Line Availability.  In the event that Formula Line Availability decreases, Advances and sublimit reserves that exceed the Formula Line Availability shall automatically convert as follows:  (i) first, the portion of the FX Reserve that exceeds the Formula Line Availability shall be converted to FX Reserve reserved against the Committed Non-Formula Revolving Line; (ii) second, the portion of the CMS Reserve that exceeds the Formula Line Availability shall be converted to CMS Reserve reserved against the Committed Non-Formula Revolving Line, until all of the CMS Reserve has been so converted; (iii) third, the portion of the L/C Reserve that exceeds the Formula Line Availability shall be converted to L/C Reserve reserved against the Committed Non-Formula Revolving Line, until all of the L/C Reserve has been so converted; and (iv) fourth, any outstanding Formula Advances that exceed Formula Line Availability shall convert to Non-Formula Advances until all such Formula Advances have been so converted.

(c)                                  The Committed Non-Formula Revolving Line and the Committed Formula Revolving Line terminate on the Revolving Maturity Date, when all outstanding Advances are immediately payable.

2.1.2                        Requesting Advances.

To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon Pacific time on the Business Day the Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance unless such loss is due to Bank’s gross negligence or willful misconduct.

2.1.3                        Letters of Credit Sublimit.

(a)                                  Bank will issue Letters of Credit for Borrower’s account not exceeding the lesser of: (i) $500,000 and (ii) Availability.

(b)                                 Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.4                        Foreign Exchange Sublimit.

Subject to the limits set forth below in this Section 2.1.4, Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”) (the amount equal to 10% of the aggregate outstanding FX Forward Contracts is hereinafter referred to as the “FX Reserve”).  The FX Reserve may not exceed the lesser of: (i) $500,000 and (ii) Availability.  The total FX Forward Contracts at any one time may not exceed the amount calculated as 10 multiplied by the FX Reserve.  Bank may terminate the FX Forward Contracts if an Event of Default occurs and continues.

2.1.5                        Cash Management Services Sublimit.

Borrower may use for Bank’s Cash Management Services up to an amount equal to the lesser of: (i) $500,000 and (ii) Availability (Cash Management Services Sublimit”).  Such services may include merchant services, direct deposit of payroll, business credit card, clearing house services, control disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).  The aggregate amount of the credit limits under all such agreements with respect to Cash Management Services shall be deemed to be the amount of the Cash Management Services for the purposes of calculating the Cash Management Services Sublimit.  All amounts Bank pays for any Cash Management Services will be treated as Advances under Section 2.1.1.  Bank will advise Borrower of any amounts that would affect the Cash Management Services Sublimit.

2.1.6                        Equipment Advances.

(a)                                  Through December 31, 2003 (the “Equipment Availability End Date”), Bank will make advances (“Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Committed Equipment Line.  The Equipment Advances may only be used to finance the acquisition of hardware and shall exclude taxes, shipping, warranty charges, freight discounts and installation expense (“Hardware Equipment”).  Hardware Equipment shall be limited to that purchased within 90 days of the date of the requested Equipment Advance.  Each Equipment Advance must be for a minimum of $50,000 and only one Equipment Advance per month shall be available.

(b)                                 Interest accrues from the date of each Equipment Advance at the rate in Section 2.3(a).  Each Equipment Advance is payable in 36 equal monthly installments of principal, plus accrued interest, beginning on the first day of each month following the date of the Equipment Advance.  Equipment Advances when repaid may not be reborrowed.

(c)                                  To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 noon Pacific time 1 Business Day before the day on which the Equipment Advance is to be made.  The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

2.1.7                        Term Loan A.

(a)                                  Pursuant to the terms of the Prior Agreement, Bank has made a term loan (the “Term Loan A”) to Borrower.  As of the Closing Date the outstanding principal balance of Term Loan A is $637,691.06 plus accrued and unpaid interest.

(b)                                 Interest accrues (starting on the date of the Term Loan A funding under the Prior Agreement) at the rate specified in Section 2.3(a)(iv), and shall be payable monthly on the first day of each month through the Term Loan A Maturity Date.  The principal balance of the Term Loan A that is outstanding on the Closing Date shall be payable in 27 equal monthly installments of principal, plus all accrued and unpaid interest, beginning on July 1, 2003, and continuing on the first day of each month thereafter through the Term Loan A Maturity Date, at which time all amounts due under this Section 2.1.7 shall be immediately due and payable.

2.1.8                        Term Loan B.

(a)                                  Pursuant to the terms of the Prior Agreement, Bank has made a term loan (the “Term Loan B”) to Borrower.  As of the Closing Date the outstanding principal balance of Term Loan B is $766,441.05 plus accrued and unpaid interest.

(b)                                 Interest accrues (starting on the date of the Term Loan B funding under the Prior Agreement) at the rate specified in Section 2.3(a)(iv), and shall be payable monthly on the first day of each month through the Term Loan B Maturity Date.  The principal balance of the Term Loan B that is outstanding on the Closing Date shall be payable in 21 equal monthly installments of principal, plus all accrued and unpaid interest, beginning on July 1, 2003, and continuing on the first day of each month thereafter through the Term Loan B Maturity Date, at which time all amounts due under this Section 2.1.8 shall be immediately due and payable.

2.1.9                        Term Loan C.

(a)                                  Pursuant to the terms of the Prior Agreement, Bank has made a term loan (the “Term Loan C”) to Borrower.  As of the Closing Date the outstanding principal balance of Term Loan C is $252,132.19 plus accrued and unpaid interest.

(b)                                 Interest accrues (starting on the date of the Term Loan C funding under the Prior Agreement) at the rate specified in Section 2.3(a)(iv), and shall be payable monthly on the first day of each month through the Term Loan C Maturity Date.  The principal balance of the Term Loan C that is outstanding on the Closing Date shall be payable in 30 equal monthly installments of principal, plus all accrued and unpaid interest, beginning on July 1, 2003, and continuing on the first day of each month thereafter through the Term Loan C Maturity Date, at which time all amounts due under this Section 2.1.9 shall be immediately due and payable.

2.1.10                  Term Loan D.

(a)                                  Pursuant to the terms of the Prior Agreement, Bank has made a term loan (the “Term Loan D”) to Borrower.  As of the Closing Date the outstanding principal balance of Term Loan D is $67,475.99 plus accrued and unpaid interest.

(b)                                 Interest accrues (starting on the date of the Term Loan D funding under the Prior Agreement) at the rate specified in Section 2.3(a)(iv), and shall be payable monthly on the first day of each month through the Term Loan D Maturity Date.  The principal balance of the Term Loan D that is outstanding on the Closing Date shall be payable in 24 equal monthly installments of principal, plus all accrued and unpaid interest, beginning on July 1, 2003, and continuing on the first day of each month thereafter through the Term Loan D Maturity Date, at which time all amounts due under this Section 2.1.10 shall be immediately due and payable.

2.2                                 Overadvances.

If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3, 2.1.4 and 2.1.5 at any time exceed: (A) the lesser of: (i) the Committed Formula Revolving Line or (ii) the Borrowing Base, plus (B) the Committed Non-Formula Revolving Line, Borrower must immediately pay Bank the excess.

2.3                                 Interest Rate, Payments.

(a)                                  Interest Rate.  (i) Formula Advances accrue interest on the outstanding principal balance at a per annum rate equal to 100 basis points (1%) above the Prime Rate; (ii) Non-Formula Advances accrue interest on the outstanding principal balance at a per annum rate equal to 200 basis points (2%) above the Prime Rate; (iii) Equipment Advances accrue interest on the outstanding principal balance at a per annum rate of 200 basis points (2.00%) above the Prime Rate; and (iv) Term Loan A, Term Loan B, Term Loan C, and Term Loan D accrue interest on the outstanding principal balance at a per annum rate of 75 basis points (0.75%) above the Prime Rate.  After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)                                 Payments.  Interest due on the Committed Formula Revolving Line and the Committed Non-Formula Revolving Line is payable on the first day of each month.  Interest due on the Equipment Advances is payable on the first day of each month.  Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing under this Agreement or any amounts Borrower owes Bank.  Bank will promptly notify Borrower when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue, however solely making such payment on the next Business Day shall not result in an Event of Default.

2.4                                 Fees.

Borrower will pay:

(a)                                  Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, payable when due.

(b)                                 Loan Fee.  On or before the Closing Date, a loan fee equal to $70,000 due, payable and fully earned on the Closing Date.

3.                                       CONDITIONS OF LOANS

3.1                                 Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2                                 Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  timely receipt of any Payment/Advance Form; and

(b)                                 the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension except for representations and warranties made as of a specified earlier date, which must be materially true as of such earlier date and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true except for representations and warranties made as of a specified earlier date, which must be materially true as of such earlier date.

4.                                       CREATION OF SECURITY INTEREST

4.1                                 Grant of Security Interest.

(a)                                  Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  Bank may place a “hold” on any deposit account pledged as Collateral.  Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include: (A) any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only to the extent such consent has not been obtained) and (B) pledges of more than 65% of foreign subsidiaries’ stock.  If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5.                                       REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                                 Due Organization and Authorization.

Borrower and each material Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2                                 Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  All Inventory, net of inventory reserves, is in all material respects of good and marketable quality, free from material defects.  To the best of Borrower’s knowledge, Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3                                 Litigation.

Except as shown in the Disclosure Letter, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any material Subsidiary  in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4                                 No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements.  There has not been any material adverse change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5                                 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6                                 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7                                 Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8                                 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank and Borrower’s filings with the Securities & Exchange Commission) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.  It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.                                       AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1                                 Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2                                 Financial Statements, Reports, Certificates.

(a)                                  Borrower will deliver to Bank:  (i) as soon as available, but no later than 45 days after the last day of each month, a company prepared consolidated balance sheet and income statement, prepared under GAAP, consistently applied, without footnotes and subject to year-end adjustments, covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion which is unqualified or as is otherwise consented to by Bank on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within 5 days of filing, notice to Bank of the filing of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (“SEC”) unless such 10-K, 10-Q, and 8-K reports are available in the SEC’s EDGAR database in which case Borrower shall not be required to deliver the same; (iv) as soon as available but in no event after December 20 of every year, Borrower’s budget and financial projections as approved by the Borrower’s Board of Directors; (v) such other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b)                                 Within 45 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c)                                  Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit D, with aged listings of accounts receivable and accounts payable.

(d)                                 Bank has the right to audit Borrower’s Collateral at Borrower’s expense, but the audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.

6.3                                 Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement.  Borrower must promptly notify Bank of all returns, recoveries, disputes older than 30 days and claims, that involve more than $200,000, excluding “ship from stock and debit transactions” and any returns from distributors of unprogrammed Inventory which involve less than $500,000.

6.4                                 Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5                                 Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request.  Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion.  All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, then, at Bank’s option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

6.6                                 Deposit and Investment Accounts.

Borrower will maintain 85% of its cash and cash equivalents in depository, investment and operating accounts with Bank and Bank’s affiliates which shall be held in the form of cash and such other investments as are consistent with Borrower’s investment policy as approved by its Board of Directors.

6.7                                 Financial Covenants.

Borrower will maintain as of the last day of each month:

(i)                                     Tangible Net Worth.  A Tangible Net Worth of at least $33,000,000.

(ii)                                  Quick Ratio (Adjusted).  A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.40 to 1.00.

6.8                                 Registration of Intellectual Property Rights.

(a)                                  Borrower will promptly notify Bank upon Borrower’s filing of any application or registration of any Intellectual Property rights with the United States Patent and Trademark Office or the United States Copyright Office and Borrower will execute and deliver any and all instruments and documents and do all necessary things, as Bank may require to evidence or perfect Bank’s security interest in such application or registration.

(b)                                 Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9                                 Control Agreements.

With respect to deposit accounts or investment accounts maintained at domestic financial institutions other than Bank, within 10 Business Days of the opening of any such deposit account or investment account, Borrower will execute and deliver to Bank, control agreements in form satisfactory to Bank in order for Bank to perfect its security interest in Borrower’s deposit accounts or investment accounts; provided that with respect to deposit accounts existing as of the Closing Date, Borrower shall provide such control agreements with respect to all such accounts as are reasonably deemed material by Bank on or before July 30, 2003.

6.10                           Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.                                       NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1                                 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) other Transfers which in the aggregate do not exceed $200,000 in any fiscal year; or (v) other Transfers otherwise permitted pursuant to Section 7 hereof.

7.2                                 Changes in Business, Ownership, Management or Business Locations.

(i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, (ii) direct or indirect acquisition by any persons (as such term is used in Section 13(d) and Section 14(d) (2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of beneficial ownership of the issued and outstanding shares of voting stock of the Borrower, the result of which acquisition is that such person or group possesses in excess of 35% of the combined voting power of all then issued and outstanding stock of the Borrower, (iii) without contemporaneous written notice, relocate its chief executive office, or add any new offices or business locations, or (iv) without at least 30 days written notice, change the jurisdiction of its incorporation.

7.3                                 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) such transactions do not in the aggregate result in a decrease of more than 25% of Tangible Net Worth and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                                 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                                 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6                                 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.  Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) repurchases of stock from former employees, consultants or directors of Borrower provided no Default or Event of Default has occurred and is continuing, or would be caused by such repurchase, and provided that the aggregate amount of such repurchases shall not exceed $100,000 in the aggregate in any fiscal year, (B) distributions payable solely in Borrower’s capital stock, (C) conversion of any convertible debt into capital stock of Borrower.

7.7                                 Transactions with Affiliates.

Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8                                 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9                                 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.                                       EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1                                 Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                                 Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 business days after it occurs, or if the default cannot be cured within 10 business days or cannot be cured after Borrower’s attempts within 10 business day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default.  During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3                                 Material Adverse Change.

(i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral other than normal depreciation which is not covered by adequate insurance occurs; or (ii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

8.4                                 Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 business days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 business days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5                                 Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6                                 Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could reasonably be expected to cause a Material Adverse Change;

8.7                                 Judgments.

If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 10 Business Days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8                                 Misrepresentations.

If Borrower or any Responsible Officer of Borrower makes any material misrepresentation or material misstatement (when taken together with Borrower’s filings with the Securities & Exchange Commission) now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9                                 Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9.                                       BANK’S RIGHTS AND REMEDIES

9.1                                 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)                                 Make any payments and do any acts it considers necessary and reasonable to protect its security interest in the Collateral.  Borrower will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)                                  Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)                                    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)                                 Dispose of the Collateral according to the Code.

9.2                                 Power of Attorney.

Effective only when an Event of Default occurs and continues until Borrower pays the Obligations in full, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                                 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4                                 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.  Any amounts paid by Bank are Bank Expenses and due and payable within 10 Business Days of written notice to Borrower, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5                                 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                                 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any

Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7                                 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.                                 NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement.  A party may change its notice address by giving the other party written notice.

11.                                 CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                                 GENERAL PROVISIONS

12.1                           Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2                           Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), and in each case of (a) and (b) above, except for any such obligations, claims, liabilities and losses caused by Bank’s gross negligence or willful misconduct.

12.3                           Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4                           Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                           Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6                           Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7                           Survival.

All covenants, representations and warranties made in this Agreement continue in full force while  any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8                           Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans so long as such transfer or purchase is subject to a confidentiality agreement reasonably acceptable to Borrower, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9                           Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.                                 DEFINITIONS

13.1                           Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and  all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a Formula Advance or a Non-Formula Advance, as applicable.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1.1 (after giving effect to all then outstanding Advances and all sublimit reserves applicable thereunder).

“Bank Expenses” are all audit fees and expenses and reasonable costs and reasonable expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is (i) 80% of Eligible Accounts plus (ii) 50% of Eligible Foreign Accounts (but availability from Eligible Foreign Accounts can not be more than 1.5 times availability from Eligible Accounts) as determined by Bank from Borrower’s most recent

Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” are defined in Section 2.1.5.

“Closing Date” is the date of this Agreement.

“CMS Reserve” is defined in Section 2.1.1.

“Code” is the California Uniform Commercial Code.

“Collateral” is the property described on Exhibit A.

“Committed Equipment Line” is a Credit Extension of up to $2,167,925.83.

“Committed Formula Revolving Line” is Formula Advances outstanding at any time of up to $8,000,000.  At no time shall the sum of the following exceed $8,000,000:  (i) Committed Formula Revolving Line plus (ii) Committed Non-Formula Revolving Line.

“Committed Non-Formula Revolving Line” is Non-Formula Advances of up to $5,000,000.  At no time shall the sum of the following exceed $8,000,000:  (i) Committed Formula Revolving Line plus (ii) Committed Non-Formula Revolving Line.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, Equipment Advance, Letter of Credit, Exchange Contract, Term Loan A, Term Loan B, Term Loan C, and Term Loan D, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, including Letters of Credit (including drawn but unreimbursed Letters of Credit).

“Deferred Revenue” means deferred revenue as defined by GAAP.

“Disclosure Letter” means the disclosure letter from Borrower to Bank.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)                                  Accounts that the account debtor has not paid within 90 days of invoice date;

(b)                                 Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)                                  Credit balances over 90 days from invoice date;

(d)                                 Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves otherwise in writing;

(e)                                  Accounts for which the account debtor does not have its principal place of business in the United States;

(f)                                    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g)                                 Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)                                 Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)                                     Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)                                     Accounts in which the account debtor disputes liability or makes any claim and Bank reasonably believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)                                  Accounts for which Bank reasonably determines  collection to be doubtful.

“Eligible Foreign Accounts” are Accounts for which the account debtor does not have its principal place of business in the United States but which are otherwise Eligible Accounts.  It is understood that Eligible Foreign Accounts must meet all of the conditions set forth in the definition of Eligible Accounts, except for the exclusion set forth in subsection (e) therein.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” is defined in Section 2.1.6.

“Equipment Availability End Date” is defined in Section 2.1.6.

“Equipment Advance(s)” is defined in Section 2.1.6.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Formula Advance” or “Formula Advances” is a loan advance (or advances) under the Committed Formula Revolving Line.

“Formula Line Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1.1 (a) (after giving effect to all then outstanding Advances and all sublimit reserves applicable thereunder) but such amount can never exceed $8,000,000.

“FX Forward Contract” is defined in Section 2.1.4.

“FX Reserve “ is defined in Section 2.1.4.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Hardware Equipment” is defined in Section 2.1.6.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)                                  Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)                                 Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c)                                  All design rights which may be available to Borrower now or later created, acquired or held;

(d)                                 Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“L/C Reserve” is defined in Section 2.1.1.

“Letter of Credit” is defined in Section 2.1.3.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Non-Formula Advance” or “Non-Formula Advances” is a loan advance (or advances) under the Committed Non-Formula Revolving Line.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)                                  Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and shown on the Disclosure Letter;

(c)                                  Subordinated Debt including, but not limited to Subordinated Debt associated with Borrower’s future investment of up to $3,666,900 in Tower Semiconductor;

(d)                                 Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness secured by Permitted Liens;

(f)                                    Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g)                                 Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time; and

(h)                                 Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                  Investments shown on the Disclosure Letter and existing on the Closing Date; and

(b)                                 (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments accepted in connection with Transfers permitted by Section 7.1, 7.3 and 7.6;

(e)                                  Investments by Borrower in Subsidiaries in the form of: (A) capital stock of Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year and (B) all other advancements, so long as any such investment is made for the purpose of funding operational requirements of the relevant Subsidiary and so long as no Subsidiary maintains cash and cash equivalents at any time in excess of: (i) $250,000 for Quicklogic India; (ii) $750,000 for Quicklogic Canada; and (iii) $75,000 for each subsidiary other than Quicklogic India and Quicklogic Canada.  In the event that any Subsidiary does maintain cash and cash equivalents in excess of the aforementioned limitation, any transfer of cash by Borrower to any Subsidiary shall not be permitted under the terms of this Agreement.

(f)                                    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)                                     Investments made pursuant to Borrower’s Investment Policy, dated as of                                 and attached herein as Exhibit E.

(j)                                     Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and

(k)                                  Investments in Tower Semiconductor (Israel) of $3,666,900 in October of 2002 and of $3,666,900 on or after May 2003.

“Permitted Liens” are:

(a)                                  Liens existing on the Closing Date and shown on the Disclosure Letter or arising under this Agreement or other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)                                  Purchase money Liens (i) on Equipment or Software acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property, attachments and improvements and the proceeds of the equipment;

(d)                                 Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e)                                  Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f)                                    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                                 Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(h)                                 Liens approved by Bank in writing, granted to lenders to secure Permitted Indebtedness;

(i)                                     Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and

(j)                                     Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate but for purposes of this Agreement the Prime Rate will never be less than 4.25%.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted and cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Quicklogic Canada” means QuickLogic Canada Company.

“Quicklogic India” means QuickLogic (India) Private Limited.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and the in-house general counsel of Borrower.

“Revolving Maturity Date” is June 28, 2004.

“Revolving Obligations” is the sum of : (i) any amounts deemed outstanding under the Cash Management Services Sublimit, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (iii) the FX Reserve, plus (iv) outstanding Advances.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, and Copyrights,  (ii) Total Liabilities; plus realized or unrealized write downs relating to Borrower’s investment in Tower Semiconductor that are charged on or after January 1, 2003.

“Term Loan A” is defined in Section 2.1.7.

“Term Loan B” is defined in Section 2.1.8.

“Term Loan C” is defined in Section 2.1.9.

“Term Loan D” is defined in Section 2.1.10.

“Term Loan A Maturity Date” is September 1, 2005.

“Term Loan B Maturity Date” is March 1, 2005.

“Term Loan C Maturity Date” is December 31, 2005.

“Term Loan D Maturity Date” is June 1, 2005.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

BORROWER:

QUICKLOGIC CORPORATION

By:	/s/ Carl M. Mills
Title:	VP FINANCE & CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Amy L. Drake
Title:	Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is held for sale or lease, or to be furnished under a contract of service or is temporarily out of Borrower’s custody or possession or in transit and including any returns or repossession upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind;

All now existing and hereafter arising accounts (including health-care insurance receivables), contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including negotiable documents), cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, money, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing, and the computers and equipment containing said books and records, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the collateral does not include any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only to the extent such consent has not been obtained).

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR PROCESSING IS 12 NOON, P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX #: (408) 496-2426	TIME:

FROM:	QuickLogic Corporation
CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT

PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive Santa Clara, CA 95054

FROM:	QUICKLOGIC CORPORATION
1227 Orleans Drive Sunnyvale, CA 94089-1138

The undersigned authorized officer of QuickLogic Corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                   with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date, except for representations and warranties made as of a specific earlier date, which are to be true and correct in all material respects as of such earlier date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter, footnotes or year end adjustments.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting and Financial Covenants	Required	Complies

Monthly financial statements + CC	Monthly within 45 days	Yes	No
Annual (Audited)	Annual within 120 of FYE	Yes	No
Board Approved Projections	Prior to December 20th	Yes	No
Accounts Payable and Accounts Receivable Listings	Within 30 days of the end of each month	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Minimum Tangible Net Worth	Monthly; $33,000,000	Yes	No
Quick Ratio (Adjusted)	1.40 to 1.00	Yes	No

Have there been updates to Borrower’s intellectual property, if appropriate?	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER
QuickLogic Corporation
Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status:	Yes	No

DATE

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower:	Quicklogic Corporation	Bank:	Silicon Valley Bank
	1227 Orleans Drive		3003 Tasman Drive
	Sunnyvale, CA 94089-1138		Santa Clara, CA 95054

Commitment Amount:	$8,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days from invoice date	$
5.	Balance of 50% over 90 day accounts	$
6.	Credit balances over 90 days	$
7.	Concentration Limits	$
8.	Foreign Accounts	$
9.	Governmental Accounts	$
10.	Contra Accounts	$
11.	Promotion or Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Other (please explain on reverse)	$
14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
15.	Eligible Accounts (#3 minus #14)	$
16.	AVAILABILITY/LOAN VALUE OF DOMESTIC ACCOUNTS (80% of #15)		$

FOREIGN ACCOUNTS RECEIVABLE
17.	Foreign Accounts Receivable Book Value as of	$
18.	Additions (please explain on reverse)	$
19.	TOTAL FOREIGN ACCOUNTS RECEIVABLE		$

FOREIGN ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
20.	Amounts over 90 days from invoice date	$
21.	Balance of 50% over 90 day accounts	$
22.	Credit Balances over 90 days	$
23.	Concentration Limits	$
24.	Governmental Accounts	$
25.	Contra Accounts	$
26.	Promotion or Demo Accounts	$
27.	Intercompany/Employee Accounts	$
28.	Other (please explain on reverse)	$
29.	TOTAL FOREIGN ACCOUNTS RECEIVABLE DEDUCTIONS		$
30.	Eligible Foreign Accounts (#19 minus #29)	$
31.	Loan Value of Foreign Accounts (50% of #30)	$
32.	Maximum Availability (Loan Value) based on Foreign Accounts (1.5 times #16)	$
33.	AVAILABILITY/LOAN VALUE OF FOREIGN ACCOUNTS (Lesser of Line #31 or Line #32)		$

BALANCES under Formula Revolving Line
34.	Commitment Amount of Formula Revolving Line		$8,000,000
35.	Combined Availability/Loan Value of Eligible Domestic and Foreign Accounts (#16 plus #33)	$
36.	Availability (Enter the Lesser of #34 or #35)	$
37.	Present Balance Owing on Formula Revolving Line	$
38.	Outstanding under Sublimits (Cash Mgmt., FX, LCs)	$
39.	Net Availability under Formula Revolving Line “Reserve Position” (#36 minus #37 and #38)			$

BALANCES under Non-Formula Revolving Line
40.	Maximum Non-Formula Advance Amount Available [Lesser of $5,000,000 or ($8,000,000 minus #36)]	$
41.	Present Balance Owing on Non-Formula Revolving Line	$
42.	Net Availability under Non-Formula Revolving Line (#40 minus #41)			$

SUMMARY
43.	Maximum Commitment Amount		$8,000,000
44.	Present Balance Owing on Formula Revolving Line (#37)	$
45.	Present Outstanding under Sublimits (#38)	$
46.	Present Balance Owing on Non-Formula Line (#41)	$
47.	Total Present Outstanding (#44 plus #45 plus #46)			$

48.	Net Availability under Formula Revolving Line (#39)	$
49.	Net Availability under Non-Formula Revolving Line (#42)	$
50.	Total Funds Available (#48 plus #49) or Over-advanced (if negative)			$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

Comments	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:
QUICKLOGIC CORPORATION
Verified:
AUTHORIZED SIGNER

Date:
By:
AUTHORIZED SIGNER

CORPORATE BORROWING RESOLUTION

Borrower:	QuickLogic Corporation	Bank:	Silicon Valley Bank
	1227 Orleans Drive Sunnyvale, CA 94089-1138		3003 Tasman Drive Santa Clara, CA 95054-1191

I, the Secretary or Assistant Secretary of QuickLogic Corporation (“Borrower”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that at a meeting of Borrower’s Directors (or by other authorized corporate action) duly held the following resolutions were adopted.

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

Borrow Money.  Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents.  Execute any loan documents Bank requires.

Grant Security.  Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit.  Apply for letters of credit from Bank.

Foreign Exchange Contracts.  Execute spot or forward foreign exchange contracts.

Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective.

CERTIFIED TO AND ATTESTED BY:

X
*Secretary or Assistant Secretary

X

*NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.